Exhibit 99.2

Contacts:

Champions Oncology, Inc.

Susan Foreman

sforeman@championsoncology.com

Telephone: 410-369-0365

Champions Oncology, Inc. Announces Closing of Public Offering of Common Stock

Hackensack, N.J., June 15, 2016 – Champions Oncology, Inc. (NASDAQ: CSBR), or the “Company”, a company engaged in the development and sale of advanced technology solutions and products to personalize the development and use of oncology drugs, today announced the closing of its previously announced underwritten public offering of 2,000,000 registered shares of its common stock, par value $0.001 per share, at an offering price of $2.25 per share. In addition, the Company announced today the partial exercise of the over-allotment option granted to the underwriter to purchase an additional 258,749 shares of its common stock at the public offering price. All of the shares have been offered by the Company. The shares of Champions Oncology, Inc. are currently trading on NASDAQ under the symbol “CSBR”.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ:NHLD), has acted as Sole Bookrunner for the offering.

The net proceeds from the offering, including the partial exercise of the over-allotment option, is approximately $4.39 million, after deducting the underwriting discount and estimated offering-related expenses. Champions Oncology, Inc. intends to use the net proceeds of this offering for research and development to grow the TumorGraft platform, and the balance of the net proceeds for working capital and general corporate purposes.

A registration statement on Form S-1 relating to these securities was filed with the U.S. Securities and Exchange Commission (SEC) and was declared effective on June 9, 2016. Any offer was made only by means of a prospectus forming a part of the effective registration statement. Copies of the prospectus relating to the offering, may be obtained by request to the offices of National Securities Corporation, Attn: Kim Addarich, Managing Director, 410 Park Avenue, 14th Floor, New York, NY 10022, email: kaddarich@nhldcorp.com, telephone: (212)-417-8164, or on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Champions Oncology, Inc. and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Champions Oncology, Inc.

Champions Oncology, Inc., or the “Company”, is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs.  The Company’s technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups:  Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business.

For more information visit Champions Oncology, Inc’s website (www.championsoncology.com)

Media Contacts

Susan Foreman, Champions Oncology, Inc.

sforeman@championsoncology.com

Telephone: 410-369-0365

Investor Contacts

Susan Foreman, Champions Oncology, Inc.

sforeman@championsoncology.com

Telephone: 410-369-0365

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